EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

Supplement to Prospectus dated April 29, 2022, Prospectus Supplement dated May 9, 2022, and Statement of Additional Information dated April 29, 2022, each as supplemented (respectively, the “Prospectus”, the “Prospectus Supplement” and the “SAI”)

In connection with the April 14, 2023 reorganization of Eaton Vance Tax-Managed Buy-Write Strategy Fund (NYSE: EXD) (“Acquired Fund”) with and into Eaton Vance Tax-Managed Buy-Write Opportunities Fund (NYSE: ETV) (the “Fund”), in which the Fund acquired all of the assets of the Acquired Fund in exchange for newly-issued common shares of the Fund and the assumption by the Fund of all the liabilities of the Acquired Fund, breakpoints were implemented in the advisory fee borne by the Fund. Accordingly, effective April 14, 2023, the following supplements any references to the Fund’s advisory fee rate contained in the Prospectus, Prospectus Supplement, and SAI:

Advisory Fee Schedule
Average Daily Gross Assets	Annual Fee Rate
Up to and including $1.5 billion	1.000%
Over $1.5 billion up to and including $3 billion	0.980%
Over $3 billion up to and including $5 billion	0.960%
Over $5 billion	0.940%

The Fund continues to be managed in accordance with its existing investment objectives and strategies as described in the Prospectus and SAI.

February 26, 2024

Investors Should Retain This Supplement for Future Reference